Exhibit (d)(5)

Execution Copy

MANAGEMENT UNIT SUBSCRIPTION AGREEMENT

THIS MANAGEMENT UNIT SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of January 6, 2006, by and among Transport Investors, LLC, a Delaware limited liability company (“Investors”), and Keith R. Klein (the “Executive”).

WHEREAS, the Executive is an employee and shareholder of Transport Corporation of America, Inc., a Minnesota corporation (the “Company”), and one of several persons who are or will be key employees of the Company or one or more of its Subsidiaries and who will hold interests in Investors (collectively with the Executive, the “Management Investors”);

WHEREAS, the Company entered into an Agreement and Plan of Merger with Holding and Patriot Acquisition Corp., a Minnesota corporation and a wholly owned Subsidiary of Holding (“Merger Sub”), dated as of October 26, 2005 (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company (the “Acquisition”), in accordance with the terms and conditions of the Merger Agreement and the relevant provisions of the MBCA (as defined in the Merger Agreement), and the surviving corporation shall be the Company;

WHEREAS, prior to the consummation of the transactions contemplated by this Agreement and the Merger Agreement, the Executive is the record and beneficial owner of the number of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), set forth on Schedule I attached hereto;

WHEREAS, on the terms and subject to the conditions hereof and pursuant to Section 721(a) of the Internal Revenue Code, the Executive desires to contribute the Shares (the “Contributed Shares”) in exchange for Investors’ Class A Units (the “Class A Units”), in the amounts set forth on Schedule I attached hereto;

WHEREAS, on the terms and subject to the conditions hereof, Executive also desires to contribute cash in the amounts set forth on Schedule II attached hereto in exchange for Class A Units and Class B Units, in each case in the amounts set forth in Schedule II attached hereto; and

WHEREAS, as of the date hereof, Executive will also enter into a Securityholders Agreement by and among Investors, Marathon Fund Limited Partnership V, a Delaware Limited Partnership (“Marathon”), the other Management Investors, and the other securityholders a party thereto, as it may be amended or supplemented thereafter from time to time (the “Securityholders Agreement”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.             Definitions.

1.1           Acquisition.  The term “Acquisition” shall have the meaning set forth in the recitals.

1.2           Affiliate.  The term “Affiliate” of any particular Person means any other Person Controlling, Controlled by or under common Control with such particular Person or, in the case of a natural Person, any other member of such Person’s Family Group.

1.3           Agreement.  The term “Agreement” shall have the meaning set forth in the recitals.

1.4           Board.  The “Board” shall mean Investors’ Management Committee as defined in the LLC Agreement.

1.5           Call Option.  The term “Call Option” shall mean the rights of Investors as set forth in Section 5.2 hereof.

1.6           Cause.  The term “Cause” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its Subsidiaries.  If no such agreement containing a definition of “Cause” is then in effect, “Cause” shall mean that, in the determination of the Board:

(a)           Executive has engaged in willful and material misconduct (including, without limitation, fraud and embezzlement or gross neglect of his duties as an officer or employee of Transport America) and such misconduct is not capable of being cured by Executive, or is not cured within 30 days after written notice of such misconduct is delivered to Executive; or

(b)           Executive is convicted of a gross misdemeanor which, in the judgment of the Board of Directors, adversely affected, adversely affects or may adversely affect the business of Transport America, or Executive is convicted of a felony; or

(c)           Executive has willfully and materially breached the terms of any employment agreement or arrangement then in effect or any policy of the Company or of any of its Subsidiaries that has been expressly approved by the Board of the Company or by the Board of Directors of any of the Subsidiaries of the Company, which breach is not capable of being cured by Executive, or is not cured by Executive within 30 days after written notice of such breach is delivered to Executive.

1.7           Change in Control.  The term “Change in Control” means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties on an arm’s-length basis, pursuant to which (a) such party or parties, directly or indirectly, acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company Common Stock pursuant to an offering registered under the 1933 Act, Marathon and its Affiliates cease to have the ability to elect, directly or by virtue of their interests in Investors, a majority of the board of directors of the Company.

1.8           Class A Units.  The term “Class A Units” shall have the meaning set forth in the recitals.

1.9           Class B Units.  The term “Class B Units” shall have the meaning set forth in the recitals.

1.10         Closing.  The “Closing” for the contribution of Shares in exchange for Units and the contribution of cash in exchange for Units hereunder shall occur immediately prior to the consummation of the Acquisition.

1.11         Closing Date.  The term “Closing Date” shall mean the date on which the Closing occurs.

1.12         Closing Transactions.  The term “Closing Transactions” shall have the meaning set forth in Section 2.3.

1.13         Common Stock.  The term “Common Stock” shall have the meaning set forth in the recitals.

1.14         Company.  The term “Company” shall have the meaning set forth in the recitals.

1.15         Contributed Shares.  The term “Contributed Shares” shall have the meaning set forth in the recitals.

1.16         Control.  The term “Control” (including, with correlative meaning, all conjugations thereof) means with respect to any Person, the ability of another Person to control or direct the actions or policies of such first Person, whether by ownership of voting securities, by contract or otherwise.

1.17         Cost.  The term “Cost” shall mean, with respect to Units, the cash or fair market value of property per Unit (measured as of the date of contribution) contributed by the Executive to Investors in exchange for Units (as proportionately adjusted for all subsequent distributions of units and other recapitalizations).

1.18         Disability.  The term “Disability” used in connection with the termination of employment of the Executive shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and Investors or one of its Subsidiaries or, if no such agreement containing a definition of “Disability” is then in effect, shall mean that Executive has failed, by reason of illness, incapacity or otherwise, to render services of the character contemplated by Executive’s employment agreement then in effect for at least 120 days during any 360-day period (the occurrence of which shall constitute a “Disability”).

1.19         Employee and Employment.  The term “employee” shall mean any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of Investors or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee to Investors or any of its Subsidiaries.

1.20         Executive.  The term “Executive” shall have the meaning set forth in the recitals.

1.21         Executive Group.  The term “Executive Group” shall have the meaning set forth in Section 5.2(a).

1.22         Exempt Transfer.  The term “Exempt Transfer” shall have the meaning set forth in the Securityholders Agreement.

1.23         Fair Market Value.  The term “Fair Market Value” used in connection with the value of Units shall mean the fair value of the Units determined in good faith by the Board (without taking into account the effect of any contemporaneous repurchase of Units at less than Fair Market Value under Section 5); provided that, with respect to its calculation of the Fair Market Value of any class of Units, the Board shall disregard any discounts for minority interests or lack of marketability and shall assume, as of such calculation date, the sale of all of the assets of Investors at fair value and the distribution of the proceeds resulting therefrom in accordance with the distribution provisions set forth in the LLC Agreement; provided further that if the Executive disagrees in good faith with the Board’s determination, the Executive shall promptly notify the Board in writing of such disagreement, in which event an independent appraiser, accountant or investment banking firm (the “Arbiter”) selected by mutual agreement of the Executive and the Board shall make a determination of the fair market value thereof (disregarding any discount for minority interest or marketability of units and assuming the prior conversion, exercise or exchange of all securities convertible into or exchangeable or exercisable for Units) solely by (i) reviewing a single written presentation timely made by each of the Board and the Executive setting forth their respective resolutions of the dispute and the bases therefor and (ii) accepting either the Executive’s or the Board’s proposed resolution of the dispute.  Promptly following the Board’s receipt of Executive’s written notice of disagreement, the Board and the Company shall make available to Executive all data (including reports of employees and outside advisors) relied upon by the Board in making its determination.  The Executive’s and the Board’s written presentations must be submitted to the Arbiter within 30 days of the Arbiter’s engagement.  The Arbiter shall notify the Executive and the Board of its decision within 40 days of its engagement.  The party whose proposed resolution is not accepted shall pay all of the Arbiter’s fees and expenses.  If the Executive’s proposed resolution is accepted, the Board also shall pay all of the Executive’s reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of counsel and one appraiser, accountant or investment banking firm) incurred in connection with the arbitration.  Each of the Board and the Executive agrees to execute, if requested by the Arbiter, a reasonable engagement letter with the Arbiter.

1.24         Family Group.  The term “Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of

(or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

1.25         Financing Default.  The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the following as they may be amended from time to time:  (i) one or more debt facilities or commercial paper facilities of the Company, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time; (ii) any other agreement (other than an agreement relating to the payment of trade payables in the ordinary course of business and consistent with industry custom) under which an amount of indebtedness of the Company or any of its Subsidiaries in excess of $1,000,000 is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part; (iii) any provisions of the LLC Agreement (but not including amendments thereto after the Closing Date) designating the terms of Investors’ Units or other securities of Investors or setting forth restrictive financial covenants; (iv) any supplement to or other modification of any of the instruments referred to in clauses (i) through (iii) above; and (v) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iv) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

1.26         Good Reason.  The term “Good Reason” shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between Executive and the Company or one of its Subsidiaries.  If no such agreement containing a definition of “Good Reason” is then in effect, “Good Reason” shall mean (A) a diminution in Executive’s responsibilities from responsibilities consistent with the positions of Executive Vice President and Chief Operating Officer, or the assignment to Executive of duties inconsistent with the positions of Executive Vice President and Chief Operating Officer, (B) the removal of Executive from the positions of Executive Vice President and Chief Operating Officer, (C) a decrease in Executive’s base salary below the amounts specified in any employment agreement or, if no employment agreement is then in effect, below the amounts payable to Executive during the preceding six-month period, or a material diminution in the employee benefits provided to Executive, (D) a decrease in the amount of Executive’s targeted incentive compensation, (E) an involuntary relocation of where Executive performs Executive’s principal duties for Transport America to a new location that is outside a radius of fifty (50) miles from Transport America’s current principal place of business at Eagan, Minnesota, or (F) a material breach by the Company or any of its Subsidiaries of the provisions of any employment agreement then in effect, other than those that are the subject of the preceding subparts, which breach is not cured by the Company or its Subsidiary or is not capable of being cured by the Company or its Subsidiary within 30 days after written notice of such breach is delivered to the Company or its Subsidiary.

1.27         Holding.  The term “Holding” shall mean Patriot Holding Corp., a Minnesota corporation.

1.28         Investors.  The term “Investors” shall have the meaning set forth in the recitals.

1.29         LLC Agreement.  The term “LLC Agreement” shall mean the Limited Liability Company Agreement of Investors, dated as of January 6, 2006, entered into by and among the members of Investors, as amended from time to time in accordance with its terms.

1.30         Management Investors.  The term “Management Investors” shall have the meaning set forth in the recitals.

1.31         Marathon.  The term “Marathon” shall have the meaning set forth in the recitals.

1.32         Merger Agreement.  The term “Merger Agreement” shall have the meaning set forth in the recitals.

1.33         Merger Sub.  The term “Merger Sub” shall have the meaning set forth in the recitals.

1.34         Permitted Transferee.  The term “Permitted Transferee” means any transferee of Units pursuant to clauses (e) or (f) of the definition of “Exempt Transfer” as defined in the Securityholders Agreement.

1.35         Person.  The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.36         Public Offering.  The term “Public Offering” shall mean a sale of Common Stock to the public in an offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

1.37         Put Option.  The term “Put Option” shall mean the rights of the Executive or any of his Permitted Transferees as set forth in Section 5.1 hereof.

1.38         Retirement.  The term “Retirement” shall mean, with respect to the Executive, the Executive’s retirement as an employee of the Company or any of its Subsidiaries on or after reaching age 65, or such earlier age as may be otherwise determined by the Board, after at least three years employment with the Company or any of its Subsidiaries after the Closing Date.

1.39         Sale of the Company.  The term “Sale of the Company” shall have the meaning set forth in the Securityholders Agreement.

1.40         Securities Act.  The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.41         Securityholders Agreement.  The term “Securityholders Agreement” shall have the meaning set forth in the recitals.

1.42         Shares.  The term “Shares” shall have the meaning set forth in the recitals.

1.43         Subsidiary.  The term “Subsidiary” shall mean any corporation, limited liability company or other entity with respect to which another specified corporation or limited liability company has the power to vote or direct the voting of sufficient securities to elect directors or managers having a majority of the voting power of the board of directors, management committee or similar governing body of such entity.

1.44         Termination Date.  The term “Termination Date” means the date upon which Executive’s employment with the Company and any of its Subsidiaries is terminated.

1.45         Transaction Documents.  The term “Transaction Documents” means, collectively, (i) the LLC Agreement, (ii) the Securityholders Agreement, (iii) the Merger Agreement, (iv) this Agreement and (v) each of the other agreements, documents and instruments executed in connection with the Merger Agreement and the transactions contemplated thereby.

1.46         Transfer.  The term “Transfer” means (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any Units or other security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such Unit or security or any interest therein.

1.47         Units.  The term “Units” shall mean the Class A Units and Class B Units and any other class of equity securities issued by Investors, whether pursuant to this Agreement or any other agreement or arrangement.

2.             Contribution of Shares; Subscription for Units.

2.1           Contribution of Shares.  Pursuant to the terms and subject to the conditions set forth in this Agreement, the Executive hereby agrees to contribute, and Investors hereby agrees to receive, the Contributed Shares in exchange for the number and class of Units set forth on Schedule I.

2.2           Subscription for Units.  Pursuant to the terms and subject to the conditions set forth in this Agreement, Executive hereby agrees to contribute, and Investors hereby agrees to receive, cash in the amounts as set forth on Schedule II attached hereto in exchange for the number and class of Units set forth on Schedule II.

2.3           Closing Events.  At the Closing, subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following “Closing Transactions”:

(a)           The Executive shall deliver to Investors stock certificates representing the Contributed Shares duly endorsed for transfer or accompanied by duly executed stock powers or forms of assignment;

(b)           Executive shall deliver to Investors funds in the amounts set forth on Schedule II by wire transfer of immediately available funds to one or more accounts designated by Investors in writing to Investors prior to the Closing or by cashier’s or certified check payable to Investors; and

(c)           Investors shall deliver to the Executive unit certificates representing the number of Class A Units and Class B Units set forth on Schedules I and II.

2.4           Section 83(b) Election.  With respect to the Units received by Executive, within 30 days after the Closing, Executive shall make a timely election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the form of Exhibit A attached hereto.  Executive shall provide Investors with a copy of such election and shall include such election with Executive’s federal income tax return for the year of the Closing.

2.5           Securityholders Agreement.  Executive agrees, as a condition to the purchase of the Units pursuant to this Agreement, to enter into the Securityholders Agreement as of the date hereof.

3.             Representations and Warranties of the Executive and Investors.

3.1           Stock Purchase Representations of the Executive.  The Executive represents and warrants to Investors that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, with respect to himself:

(a)           Power and Authority.  The Executive has full power and authority to execute and deliver this Agreement and perform his obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Executive, enforceable in accordance with its terms and conditions.  The Executive need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(b)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Executive is subject or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Executive is a party or by which he is bound or to which any of his assets is subject.

(c)           Brokers’ Fees.  The Executive has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Investors could become liable or obligated.

(d)           Capital Stock.  The Executive holds of record and owns beneficially the Contributed Shares set forth next to his name on Schedule I, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws, joint tenancy laws or other Transaction Documents), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  In the event the Executive owns the Shares in joint tenancy, the joint tenant of the Executive has executed this Agreement on the signature page attached hereto and Executive has informed such joint tenant of the transactions set forth in this Agreement.  In the event Executive is married, Executive’s spouse has executed the Consent of Spouse attached hereto as Exhibit I.  The Executive is not a party to any option, warrant, purchase right, or other contract or commitment (other than as set forth in this Agreement and the other Transaction Documents) that could require the Executive to sell, transfer, or otherwise dispose of any capital stock of the Company.  Except as set forth in the other Transaction Documents, the Executive is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.  The Executive acknowledges and represents that the Paying Agent (as defined in the Merger Agreement) will not make any payment to Executive in connection with the Contributed Shares subject to this Agreement and that such shares will be cancelled upon consummation of the Acquisition.

3.2           Units Unregistered.  The Executive acknowledges and represents that Executive has been advised by Investors that:

(a)           the offer and sale of the Units have not been registered under the Securities Act;

(b)           the Units must be held indefinitely and the Executive must continue to bear the economic risk of the investment in the Units unless the offer and sale of such Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c)           there is no established market for the Units and it is not anticipated that there will be any public market for the Units in the foreseeable future;

(d)           restrictive legends in the form set forth below shall be placed on the certificates representing the Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT UNIT SUBSCRIPTION AGREEMENT BETWEEN THE ISSUER AND THE EXECUTIVE DATED AS OF JANUARY 6, 2006, AS AMENDED AND MODIFIED FROM TIME TO TIME,  A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

“SECURITIES REPRESENTED BY THIS CERTIFICATE CONSTITUTE “EMPLOYEE SECURITIES” UNDER A CERTAIN SECURITYHOLDERS AGREEMENT DATED AS OF JANUARY 6, 2006 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE

COMPANY’S SECURITYHOLDERS AND, AS SUCH, ARE SUBJECT TO CERTAIN VOTING PROVISIONS, PURCHASE RIGHTS AND RESTRICTIONS ON TRANSFER SET FORTH IN THE SECURITYHOLDERS AGREEMENT.  A COPY OF SUCH SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).”

(e)           a notation shall be made in the appropriate records of Investors indicating that the Units are subject to restrictions on transfer and, if Investors should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Units.

3.3           Additional Investment Representations.  Executive represents and warrants that:

(a)           Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Units for an indefinite period of time, has adequate means for providing for such Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Units;

(b)           Executive’s knowledge and experience in financial and business matters is such that Executive is capable of evaluating the merits and risks of the investment in the Units;

(c)           Executive understands that the Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Units and, accordingly, it may not be possible for Executive to liquidate his investment in case of emergency, if at all;

(d)           Executive understands and has taken cognizance of all the risk factors related to the purchase of the Units and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or his representatives concerning the Units or Investors or their prospects or other matters;

(e)           Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Investors and its representatives concerning Investors and its Subsidiaries, the Merger, Investors’ organizational documents and the terms and conditions of the purchase of the Units and to obtain any additional information which the Executive deems necessary; and

(f)            Executive has obtained, to the extent Executive deems necessary and appropriate, specific professional advice from Executive’s own legal, financial or tax advisors with respect to the purchase of the Units.

3.4           Representations of Investors.  Investors represents to the Executive that the statements contained in this Section 3.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, with respect to itself:

(a)           Organization and Power.  Investors is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into this Agreement and perform its obligations hereunder.

(b)           Authorization.  The execution, delivery and performance of this Agreement by Investors and the consummation of the transactions contemplated hereby by Investors have been duly and validly authorized by all requisite limited liability company action on the part of Investors, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by Investors, and this Agreement constitutes a valid and binding obligation of Investors, enforceable in accordance with its terms and conditions.  Investors need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Investors is subject or any provision of its charter or bylaws or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Investors is a party or by which it is bound or to which any of its assets is subject.

(d)           Capitalization.  All of the issued and outstanding Units have been duly authorized and are validly issued.  Except as set forth in the Transaction Documents, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Investors to issue, sell, or otherwise cause to become outstanding any of its Units.  Except as set forth in the Transaction Documents, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to

Investors.  Except as set forth in the Transaction Documents, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity securities of Investors.

4.             Covenants of the Executive and Investors.

4.1           Covenants.  The Executive and/or Investors each agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)           General.  The Executive and Investors each will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b)           Notification.  Each of the parties hereto shall disclose to the other parties hereto in writing any material breach by such party of the representations and warranties of such party contained in Section 3 hereof promptly upon discovery thereof.

5.             Certain Sales Upon Termination of Employment.

5.1           Put Option.

(a)           If the Executive’s employment with the Company and its Subsidiaries terminates for any of the reasons set forth in clauses (i) or (ii) below prior to the earlier of (1) a Public Offering with respect to Holding or the Company or (2) a Sale of the Company, for any Units issued 181 days or more prior to the date of termination of employment of the Executive, within 120 days after such date of termination of employment (or in the case of Units issued 180 days or less prior to such date of termination or at any time after such date of termination of employment, no earlier than 181 days and no later than 271 days after the date of issuance of such Units), the Executive and Executive’s Permitted Transferees shall have the right, subject to the provisions of Section 6 hereof, to sell to Investors, and Investors shall be required to purchase (subject to the provisions of Section 6 hereof), on one occasion from the Executive and his Permitted Transferees, if applicable, all (but not less than all) of the number of Units then held by the Executive and such other number of Units held by the Executive’s Permitted Transferees as the Executive may request, at a price per unit equal to the Fair Market Value of such unit (measured as of the delivery of the notice referred to in Section 5.1(b)):

(i)            if the Executive’s active employment with the Company or its Subsidiaries is terminated due to the Disability, death or Retirement of the Executive; or

(ii)           if the Executive’s active employment with the Company or its Subsidiaries is terminated by the Company or its Subsidiaries without Cause (including termination resulting from nonrenewal by the Company, without Cause, of the Executive’s employment agreement at the end of the initial term of such employment agreement or at the end of any renewal) or by the Executive for

Good Reason (including termination resulting from nonrenewal by the Executive, for Good Reason, of the Executive’s employment agreement at the end of the initial term of such employment agreement or at the end of any renewal term; provided that all of the requirements set forth in the definition of Good Reason are satisfied, including that the Executive has notified the Company or its Subsidiaries of such Good Reason and the period for cure by the Company or its Subsidiaries has elapsed).

(b)           If the Executive or any of his Permitted Transferees desire to exercise his or its option to require Investors to repurchase Units pursuant to Section 5.1(a), the Executive shall send one written notice to Investors setting forth the intention of Executive and his Permitted Transferees, if applicable, to collectively sell all Units pursuant to Section 5.1(a) within the period described above, which notice shall specify the number of Units to be sold and shall include the signature of the Executive and each Permitted Transferee desiring to sell Units.  Subject to the provisions of Section 6, the closing of the purchase shall take place at the principal office of Investors on the later of the 30th day after the giving of such notice and the date that is 10 business days after the final determination of Fair Market Value.  Subject to the provisions of Section 6, the Executive shall deliver to Investors duly executed instruments transferring title to the Units to Investors, against payment of the appropriate purchase price by cashier’s or certified check payable to the Executive or his Permitted Transferees, if applicable, or by wire transfer of immediately available funds to an account designated by the Executive or his Permitted Transferee.

5.2           Call Option.

(a)           If the Executive’s employment with Investors or any of its Subsidiaries terminates for any of the reasons set forth in clauses (i), (ii) or (iii) below prior to a Sale of the Company, or if the Executive engages in Competitive Activity (as defined in Section 7.1 of this Agreement), for any Units issued 181 days or more prior to the date of Executive’s termination of employment or engagement in Competitive Activity, within 120 days after such date (or in the case of Units issued 180 days or less prior to such date or at any time after such date, no earlier than 181 days and no later than 271 days after the date of issuance of such Units), Investors shall have the right and option to purchase, and the Executive and the Executive’s Permitted Transferees (hereinafter referred to as the “Executive Group”) shall be required to sell to Investors, any or all of such Units then held by each member of the Executive Group (it being understood that if Units of any class subject to repurchase hereunder may be repurchased at different prices, Investors may elect to repurchase only the portion of the Units of such class subject to repurchase hereunder at the lower price), at a price per unit equal to the applicable purchase price determined pursuant to Section 5.2(c):

(i)            if the Executive’s active employment with the Company or its Subsidiaries is terminated due to the Disability or death or due to Retirement of the Executive prior to the third anniversary of the date hereof;

(ii)           if the Executive’s active employment with the Company or its Subsidiaries is terminated by the Company or its Subsidiaries without Cause (including termination resulting from nonrenewal by the Company, without Cause, of the Executive’s employment agreement at the end of the initial term of such employment agreement or at the end of any renewal) or by the Executive for Good Reason (including termination resulting from nonrenewal by the Executive, for Good Reason, of the Executive’s employment agreement at the end of the initial term of such employment agreement or at the end of any renewal term; provided that all of the requirements set forth in the definition of Good Reason are satisfied, including that the Executive has notified the Company or its Subsidiaries of such Good Reason and the period for cure by the Company or its Subsidiaries has elapsed);

(iii)          if the Executive’s active employment with the Company or its Subsidiaries is terminated by the Executive for any reason other than those set forth in Section 5.2(a)(i) and Section 5.2(a)(ii) and a period of three (3) years has elapsed from the date hereof to the date of termination of employment; and

(iv)          if the Executive’s active employment with the Company or its Subsidiaries is terminated (A) by the Company or its Subsidiaries for Cause or (B) by the Executive for any reason other than those set forth in Section 5.2(a)(i) or Section 5.2(a)(ii) but the three-year period described in Section 5.2(a)(iii) has not elapsed.

(b)           If Investors desires to exercise its option to purchase Units pursuant to this Section 5.2, Investors shall, not later than the expiration of the applicable period described for such purchase in Section 5.2(a), send written notice to each member of the Executive Group of its intention to purchase Units, specifying the number of Units to be purchased (the “Call Notice”).  Subject to the provisions of Section 6, the closing of the purchase shall take place at the principal office of Investors on the later of the 30th day after the giving of the Call Notice and the date that is 10 business days after the final determination of Fair Market Value.  Subject to the provisions of Section 6, the Executive shall deliver to Investors duly executed instruments transferring title to the Units to Investors, against payment of the appropriate purchase price by cashier’s or certified check payable to the Executive or by wire transfer of immediately available funds to an account designated by the Executive.

(c)           In the event of a purchase by Investors pursuant to Section 5.2(a), the purchase price shall be (in each case after taking account of any prior purchases pursuant to Section 5.2(a)):

(i)            if the Executive engages in any Competitive Activity (as defined in Section 7.1 of this Agreement), a price per unit equal to the lesser of (A) Fair Market Value (measured as of the Activity Date (as defined in Section 7.2 of this Agreement)) and (B) Cost;

(ii)           in the case of a termination of employment described in Section 5.2(a)(i), Section 5.2(a)(ii) or Section 5.2(a)(iii), the Fair Market Value of such Unit (measured as of the date of the Call Notice); and

(iii)          in the case of a termination of employment described in Section 5.2(a)(iv), a price per unit equal to the lesser of (A) Fair Market Value (measured as of the date of the Call Notice) and (B) Cost.

(d)           Notwithstanding anything in this Section 5.2 to the contrary, in the event that Investors purchases Units at Fair Market Value pursuant to the terms of this Section 5.2 and within twelve months of the date of the determination of such Fair Market Value both (A) a Sale of the Company or a Public Offering occurs and (B) in connection with such transaction, the per share value of the Units exceeds the per share purchase price paid by Investors to Executive under this Section 5.2, the Executive shall be entitled to receive from Investors the benefit of such higher value for the Units purchased.  The excess of (x) the net proceeds which the Executive would have received in such Sale of the Company or Public Offering from the sale in such transaction of all Units repurchased by Investors under this Section 5.2, less (y) the amount which the Executive actually received from the purchase of such Units by Investors pursuant to this Section 5.2, shall be paid by certified or cashier’s check or wire transfer of funds to Executive upon consummation of such Sale of the Company or Public Offering.

5.3           “Free Look” Provision.  Notwithstanding anything to the contrary in any provision of this Agreement, or in any of the other Transaction Documents, in the event that Executive terminates his Employment during the “Free Look Period” pursuant to Section 8(a) of his Employment Agreement with Merger Sub, dated January 6, 2006, Investors will purchase all Units held by Executive in accordance with the terms of this Section 5.3.  The following provisions will apply exclusively if Executive elects to terminate his employment pursuant to the “Free Look” Provision:

(a)           Investors shall pay the purchase price for the Units it purchases (i) first, by offsetting indebtedness, if any, owing from Executive to Investors, Holding, the Company or the Company’s Subsidiaries and (ii) then, by Investor’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, within 30 days of receipt of written notice of Executive’s terminating his employment pursuant to the “Free Look” Provision of his Employment Agreement; provided, that the purchase price shall be payable solely against delivery of the certificates or other instruments representing the Units held by Executive, duly endorsed for transfer.

(b)           The purchase price to be paid by Investors pursuant to this Section 5.3 shall consist of Cost plus interest at a rate of 5% per annum, accruing from and including the date of Executive’s purchase of the Units to, but not including, the date of payment of the purchase price by Investors.

5.4           Obligation to Sell Several.  If there is more than one member of the Executive Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by Investors shall not excuse, or constitute a waiver of its rights against, the defaulting member.

6.             Certain Limitations on Investors’s Obligations to Purchase Units.

6.1           Payment for Units.

(a)           If at any time Investors elects or is required to purchase any Units pursuant to Section 5, Investors shall pay the purchase price for the Units it purchases (i) first, by offsetting indebtedness, if any, owing from the Executive to Investors, Holding, the Company or the Company’s Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Executive Group receiving consideration in such repurchase) and (ii) then, subject to the provisions of Section 6.1(b), by Investor’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Units so purchased, duly endorsed for transfer.

(b)           Notwithstanding the provisions of Section 6.1(a), if the cash payment described in Section 6.1(a) would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to Investors or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, or (C) if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase, dividend or distribution ((A) through (C) collectively the “Cash Deferral Conditions”), the portion of the cash payment so affected may be made by (i) Investors’ delivery of preferred units of Investors with a liquidation preference equal to the balance of the purchase price and having no voting or other participation rights in Investors (the “Preferred Units”) or (ii) at the election of the Executive, the retention by Executive of Units with respect to which such cash payment is affected.

(c)           Any Preferred Units issued pursuant to Section 6.1(b) shall accrue yield annually at the “prime rate” published in The Wall Street Journal on the date of issuance, which yield shall be payable at maturity or upon payment of distributions by Investors (other than tax distributions).  Each such Preferred Unit shall as of its issuance be deemed to have capital contributions made with respect to such Preferred Unit equal to (A) the portion of the cash payment paid by the issuance of such Preferred Units divided by (B) the number of Preferred Units so issued in the repurchase.  Any such Preferred Units issued shall be promptly redeemed (i) when the Cash Deferral Condition which prompted their issuance no longer exists, (ii) upon consummation of a Public Offering of the Company or Holding (or their successors) (to the extent allowed by the underwriters of such Public Offering), or (iii) upon a Sale of the Company, from net cash proceeds, if any, payable to Investors or its unitholders; to the extent that sufficient net cash proceeds are not so payable, the Preferred Units shall be cancelled in exchange for such non-cash consideration received by unitholders in the Sale of the Company having a fair market value equal to the principal of and accrued yield on the Preferred Units.  If a yield is required to be paid on any Preferred Units prior to maturity and any Cash Deferral Conditions exist, such yield may be cumulated and accrued until and to the extent that such Cash Deferral Conditions no longer exist.

(d)           In the event Executive elects to retain Units, pursuant to Section 6.1(b)(ii), such retained Units shall continue to be subject to all of the provisions of this Agreement, including without limitation the Put Option and Call Option.

7.             Noncompetition.

7.1           Competitive Activity.  Executive shall be deemed to engage in “Competitive Activity” if Executive is in breach of the non-competition or non-solicitation provisions set forth in any employment or severance agreement between Executive and the Company or one of its Subsidiaries at any time during which such non-competition or non-solicitation provisions are in effect.

7.2           Activity Date.  If Executive engages in Competitive Activity, the “Activity Date” shall be the first date on which Executive engages in such Competitive Activity.

7.3           Remedies.  Executive acknowledges that it would be difficult to compensate Investors fully for damages resulting from Executive engaging in Competitive Activity.  Accordingly, in the event of any actual or threatened breach of such provisions prohibiting Competitive Activity, Investors shall (in addition to any other remedies it may have) be entitled to temporary and/or permanent injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of posting any bond or of proving actual damages.

8.             Transfers.

8.1           Restrictions on Transfer of Units.  Executive may not Transfer any Units, except in an Exempt Transfer (subject to the provisions of Section 9.1 hereof) or as otherwise provided by the terms of this Agreement or the Other Transaction Documents.

8.2           Compliance with Law.  Notwithstanding any provision hereof to the contrary, no Transfer of Units or any other interest in Investors may be made except in compliance with all federal, state and other applicable laws, including federal and state securities laws.

8.3           Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement shall be void, and Investors shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

9.             Miscellaneous.

9.1           Transfers to Permitted Transferees.  The transfer of Units to a Permitted Transferee in an Exempt Transfer shall be subject to the approval of the Board, which shall not be unreasonably withheld.  Prior to the transfer of Units to a Permitted Transferee (other than a transfer in connection with or subsequent to a Sale of the Company), the Executive shall deliver to Investors a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and the terms of the Securityholders Agreement and (b) acknowledging that the Units transferred to such Person will continue to be Units for purposes of this Agreement in the hands of such Person.  Any transfer or attempted transfer of Units in violation of any provision of this Agreement, the Securityholders Agreement or the LLC Agreement shall be void, and Investors shall not record such transfer on its books or treat any purported transferee of such Units as the owner of such Units for any purpose.

9.2           Deemed Transfer of Units.  If Investors shall deliver, at the time and place and in the amount and form provided in this Agreement, the consideration for the Units to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such Units are to be repurchased shall no longer have any rights as a holder of such Units (other than the right to receive payment of such consideration in accordance with this Agreement), and such Units shall be deemed purchased in accordance with the applicable provisions hereof and Investors shall be deemed the owner and holder of such Units, whether or not certificates therefor have been delivered as required by this Agreement.

9.3           Recapitalizations, Exchanges, etc., Affecting Units.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all securities of Investors or any successor or assign of Investors (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Units, by reason of any dividend payable in units, issuance of units, combination, recapitalization, reclassification, merger, consolidation or otherwise.

9.4           Executive’s Employment by Investors, the Company or their Subsidiaries.  Nothing contained in this Agreement shall be deemed to obligate Investors, the Company or any of their Subsidiaries to employ the Executive in any capacity whatsoever or to prohibit or restrict Investors, the Company or any such Subsidiary from terminating the employment of the Executive at any time or for any reason whatsoever, with or without Cause.

9.5           Indemnification by Executive.  All income taxes of Executive resulting from or arising in connection with Executive’s acquisition, ownership or disposition of the Units shall be the exclusive responsibility of Executive.  Executive agrees to indemnify and hold harmless Investors against any and all losses, liabilities, damages, judgments, fines, fees or expenses, including, without limitation, attorneys’ fees (for purposes of this Section 9.5, hereinafter “Losses”), incurred in connection with any failure by Investors to withhold amounts relating to the Units acquired herein by Executive, but only if and to the extent that Executive fails to pay any tax relating to the Units incurred by Executive, or imposed on Executive by any tax authority.  In the event there is a determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, that Investors improperly failed to withhold amounts relating to the Units acquired herein by Executive, Executive shall provide Investors with a Form 4669 or other suitable evidence of payment of taxes imposed upon Executive (which will include a cancelled check or a copy of the relevant signed tax return) with respect to the acquisition, ownership or disposition of the Units by Executive.  Each of Executive and Investors shall notify the other (in a manner described in Section 9.10 of this Agreement) within 20 days of first receiving notice of an audit or other proceeding being conducted by the Internal Revenue Service or any state or local taxing authority relating to the Units acquired herein by the

Management Investors, and both Executive and Investors shall assist each other during the course of such audit or other proceeding to the extent that such assistance is reasonably requested.

9.6           Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to Investors a valid undertaking and becomes bound by the terms of this Agreement.

9.7           Amendment; Waiver.  This Agreement may be amended only by a written instrument signed by the parties hereto.  No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

9.8           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, excluding any conflict-of-laws rule or principle that might refer the governance of the construction of this Agreement to the law of another jurisdiction.

9.9           Jurisdiction.  Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in Hennepin County in the State of Minnesota, and each of Investors and each of the members of the Executive Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  Each of the members of the Executive Group and Investors hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in Hennepin County in the State of Minnesota, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

9.10         Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the address set forth below or to such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed), when delivered personally, 5 days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

(a)           If to Investors:

Transport Investors, LLC
3700 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402
Attention:  Lisa A. Kro
Facsimile:  (612) 338-2860

with copies to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN  55402
Attention:  Robert A. Rosenbaum, Esq.
Facsimile:  (612) 340-7800

(b)           If to the Executive, to the address as shown on the unit register of Investors.

9.11         Integration.  This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.12         Counterparts.  This Agreement may be executed in separate counterparts (including by means of signature pages transmitted by facsimile), and by different parties on separate counterparts each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

9.13         Rights Cumulative; Waiver.  The rights and remedies of the Executive and Investors under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Management Unit Subscription Agreement as of the date first above written.

TRANSPORT INVESTORS, LLC

By:	/s/ VAN ZANDT HAWN

Its:	Manager

MARATHON FUND LIMITED PARTNERSHIP V

By:	Miltiades Limited Partnership, its General Partner

By:	/s/ VAN ZANDT HAWN

Its:	Manager

EXECUTIVE

/s/ KEITH R. KLEIN
KEITH R. KLEIN

EXHIBIT I

CONSENT OF SPOUSE

I,                                                   , the undersigned spouse of Executive, hereby acknowledge that I have read the foregoing Management Unit Subscription Agreement (the “Agreement”) and that I understand its contents.  I am aware that the Agreement and the other Transaction Agreements (as defined in the Agreement) provide for the repurchase of my spouse’s Units (as defined in the Agreement) under certain circumstances and impose other restrictions on the transfer of such Units.  I agree that my spouse’s interest in the Units is subject to the Agreement and the other Transaction Documents and any interest I may have in such Units shall also be irrevocably bound by the Agreement and the other Transaction Documents and, further, that my community property interest in such Units, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel.  I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

Acknowledged and agreed this day of , 2006.

Name:

Witness

EXHIBIT A

ELECTION TO INCLUDE UNITS IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE

The undersigned purchased units (the “Units”) of Transport Investors, LLC (“Investors”) on                                   , 2006.  The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned purchased the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2006 the excess, if any, of the Units’ fair market value on                                   , 2006 over the purchase price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

1.             The name, address and social security number of the undersigned:

SSN:

2.             A description of the property with respect to which the election is being made:                       Class A Units and                      Class B Units.

3.             The date on which the property was transferred:                                , 2006.  The taxable year for which such election is made:  calendar year 2006.

4.             The restrictions to which the property is subject:  The Units are subject to a time-based vesting schedule.  If the undersigned ceases to be employed by Investors or any of its Subsidiaries under certain circumstances, all or a portion of the Units may be subject to repurchase by Investors at a price per Unit equal to the lesser of (x) fair market value (measured as of the date of such repurchase) and (y) cost.  The Units are also subject to transfer restrictions and to a substantial risk of forfeiture in the event of termination of Employment under specified circumstances.

5.             The aggregate fair market value on                           , 2006 of the property with respect to which the election is being made, determined without regard to any lapse restrictions:  $                          .

6.             The aggregate amount paid for such property:  $                    .

A copy of this election has been furnished to the Secretary of Investors pursuant to Treasury Regulations §1.83-2(e)(7).

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